EXHIBIT 99.2

William Lyon Homes Postpones Annual Meeting of Stockholders

NEWPORT BEACH, Calif.—(BUSINESS WIRE)—April 26, 2005—William Lyon Homes (NYSE: WLS; the “Company”) announced today that, in view of General William Lyon’s proposal to acquire the outstanding publicly held minority interest in the Company’s common stock, the Company has postponed its annual meeting of stockholders previously scheduled for May 9, 2005. No new date has yet been scheduled for the annual meeting.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at March 31, 2005 had 36 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Contact:	William Lyon Homes, Newport Beach
W. Douglass Harris (Investor Relations), 949-833-3600